Exhibit 99.1

Terrance D. Towner Appointed to The Tallgrass Energy Partners, LP Board of Directors

OVERLAND PARK, Kan.--(BUSINESS WIRE)--August 13, 2013--Tallgrass Energy Partners, LP (NYSE: TEP) ("Tallgrass") today announced that Terrance D. Towner has been appointed to the Board of Directors of Tallgrass' general partner, effective as of August 8, 2013. Mr. Towner is the President of Watco Companies, a Kansas based transportation company that operates 30 short line railroads in the United States and Australia and is one of the largest short line railroad companies in the country.

David G. Dehaemers, Jr., President and CEO of Tallgrass' general partner, said: "We are delighted that Mr. Towner will be joining the Board. He brings sharp business acumen, with a unique perspective on the midstream services industry, and can provide invaluable strategic and practical guidance, insight, and perspective with respect to our operations, compliance, and strategy."

Mr. Towner will also be a member of the Board’s Audit Committee, which represents and provides assistance to the Board in fulfilling its legal, regulatory, and fiduciary obligations with respect to matters involving the accounting, auditing, financial reporting, and internal controls functions of Tallgrass and its subsidiaries.

Prior to joining Watco, Mr. Towner also owned Joplin.com, the largest independent internet service provider in Southwest Missouri until its sale in 2003. Terry earned his bachelor's degree in economics from Pittsburg State University in 1981, and a master's in business administration from Pittsburg State University in 1993.

About Tallgrass Energy Partners, LP

Tallgrass Energy Partners, LP (NYSE: TEP) is a publicly traded, growth-oriented master limited partnership formed to own, operate, acquire and develop midstream energy assets in North America. We currently provide natural gas transportation and storage services for customers in the Rocky Mountain and Midwest regions of the United States through our Tallgrass Interstate Gas Transmission system and provide processing services for customers in Wyoming through our Casper and Douglas natural gas processing and West Frenchie Draw natural gas treating facilities. We believe we are well positioned to capture growing natural gas volumes produced in the Denver-Julesburg Basin and the Niobrara and Mississippi Lime shale formations.

To learn more, please visit our website at www.tallgrassenergy.com.

CONTACT:
Tallgrass Energy Partners, LP
Investor Relations
Nate Lien, 913-928-6012
investor.relations@tallgrassenergylp.com